As filed with the Securities and Exchange Commission on October 30, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bioceres Crop Solutions Corp.

(Exact Name of Registrant as Specified in Its Charter)

The Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	Bioceres Crop Solutions Corp. Ocampo 210 bis Predio CCT, Rosario, Santa Fe, Argentina Tel: +54 (341) 486-1122	N/A (I.R.S. Employer Identification Number)
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Conrado Tenaglia, Esq.

Matthew S. Poulter, Esq.

Linklaters LLP
1290 Avenue of the Americas

New York, New York, 10104

Phone: +1 (212) 903-9000

Fax: +1 (212) 903-9100

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary Shares, par value $0.0001 per share, to be offered for resale by certain selling shareholders	7,469,488	$5.28	$39,438,896.64	$4,302.78

(1)	In the event of a share sub-division, share consolidation or share capitalization or similar transaction involving our ordinary shares, the number of shares registered shall automatically be adjusted to cover the additional ordinary shares issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	The registrant is registering for resale a total of 7,469,488 ordinary shares. Pursuant to Rule 429 under the Securities Act, and as further described below under “Explanatory Note,” this registration statement also relates to, and this amount does not include: (i) 1,420,071 ordinary shares previously registered by the registrant pursuant to a prior registration statement on Form F-3 (File No. 333-237496), and (ii) 94,287 ordinary shares previously registered by the registrant pursuant to a prior registration statement on Form F-1 (File No. 333-231883).
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the registrant’s ordinary shares as reported on the NYSE American on October 26, 2020.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

Pursuant to the provisions of Rule 429 under the Securities Act, the prospectus contained in this registration statement also relates to the Company’s registration statements on Form F-1 (File No. 333-231883) and Form F-3 (File No. 333-237496). Upon effectiveness, this registration statement will also act as a post-effective amendment to such earlier registration statements.

EXPLANATORY NOTE

On May 31, 2019, Bioceres Crop Solutions Corp. (the “Company”) filed a registration statement on Form F-1 with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333-231883) related to the offer and resale of an aggregate of 119,443 ordinary shares of the Company held by the selling shareholders named therein and an aggregate of 24,200,000 ordinary shares of the Company underlying the Company’s then outstanding warrants (the “prior F-1 registration statement”), which was subsequently declared effective by the SEC on July 15, 2019.

On March 31, 2020, the Company filed a registration statement on Form F-3 with the SEC (File No. 333-237496) related to the offer and resale of an aggregate of 1,432,571 ordinary shares of the Company held by the selling shareholders named therein (the “prior F-3 registration statement” and, together with the prior F-1 registration statement, the “prior registration statements”), which was subsequently declared effective by the SEC on April 16, 2020.

On July 27, 2020, the Company filed a Tender Offer Statement and Schedule 13E-3 Statement on Schedule TO with the SEC, pursuant to which the Company offered to exchange any and all of its 24,200,000 then outstanding warrants for either 0.12 ordinary shares or $0.45 in cash, at the election of the holder (the “Offer to Exchange”). Approximately 91% of all warrants were tendered or exchanged pursuant to the Offer to Exchange. Following completion of the Offer to Exchange, the Company implemented the amendment to the warrant agreement and redeemed the remaining warrants, thereby retiring all of its warrants.

Pursuant to Rule 429 under the Securities Act, this registration statement combines (i) 94,287 ordinary shares that remain unsold from the 119,443 ordinary shares registered pursuant to the prior F-1 registration statement (excluding the 24,200,000 ordinary shares underlying the Company’s retired warrants), (ii) 1,420,071 ordinary shares that remain unsold from the 1,432,571 ordinary shares previously registered pursuant to the prior F-3 registration statement, and (iii) 7,469,488 ordinary shares underlying the Company’s secured convertible promissory notes due 2023, all of which are registered hereby for offer and resale by the selling shareholders named in the prior registration statements, this registration statement and to be named in a prospectus supplement, to enable an aggregate of 8,983,846 ordinary shares to be offered pursuant to the combined prospectus. Pursuant to Rule 429 under the Securities Act, this registration statement also constitutes a post-effective amendment to the prior registration statements, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Securities Act.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 30, 2020

PROSPECTUS

Bioceres Crop Solutions Corp.

(incorporated in the Cayman Islands)

This prospectus relates to the resale, from time to time, of (i) 7,469,488 ordinary shares, par value $0.0001 per share (“ordinary shares”), of Bioceres Crop Solutions Corp., (ii) 1,420,071 ordinary shares previously registered pursuant to our registration on Form F-3 (File No. 333-237496), which we filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2020, and was declared effective by the SEC on April 16, 2020 (the “prior F-3 registration statement”), and (iii) 94,287 ordinary shares previously registered pursuant to our registration on Form F-1 (File No. 333-231883), which we filed with the SEC on May 31, 2019, and was declared effective by the SEC on July 15, 2019 (the “prior F-1 registration statement” and, together with the prior F-3 registration statement, the “prior registration statements”). Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus updates the prior registration statements and includes ordinary shares previously registered by us pursuant to such prior registration statements.

The ordinary shares are being offered by the selling shareholders identified herein and we will not receive any proceeds from the sale of the securities under this prospectus. Information regarding the selling shareholders, the number of ordinary shares that may be sold by them, and the times and manner in which they may offer and sell the ordinary shares under this prospectus is provided under the sections titled “Selling Shareholders” and “Plan of Distribution,” respectively. We do not know when or in what amount the selling shareholders may offer the securities for sale. The selling shareholders may sell any, all, or none of the securities offered by this prospectus.

Our ordinary shares trade on the NYSE American (“NYSE”) under the symbol “BIOX”. The last sale price of our ordinary shares on October 26, 2020 was $5.31 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                    , 2020.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, any of the securities identified in this prospectus may be offered together or separately in one or more series, if any. The selling shareholders may offer and sell any combination of the securities identified in this prospectus.

This prospectus provides you with a general description of the securities the selling shareholders may offer. Each time the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering, including the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Risk Factors,” “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form F-3, including its exhibits. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference in this prospectus or any prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

Business Combination

On March 14, 2019, Union Acquisition Corp. (“Union” or “UAC”), whose name changed to Bioceres Crop Solutions Corp., consummated the previously announced business combination pursuant to a share exchange agreement, dated as of November 8, 2018 (as amended, the “Exchange Agreement”), by and among UAC and Bioceres, Inc., a company incorporated under the laws of Delaware, which converted into Bioceres LLC pursuant to the Reorganization (as defined below) on February 28, 2019.

Prior to the consummation of the business combination on March 14, 2019, the following steps took place among Bioceres, Inc. and certain of its affiliates (collectively the “Reorganization”).

On February 13, 2019, Bioceres, Inc. formed a new subsidiary, BCS Holding Inc. (“BCS Holding”), and contributed all of its assets (including its crop business assets) to BCS Holding in exchange for 100% of the equity interests in BCS Holding. On February 28, 2019, Bioceres, Inc. converted into Bioceres LLC, and on March 1, 2019, Bioceres S.A., a company organized under the laws of Argentina and our ultimate parent company (the “Parent”) contributed all of its equity interest in Bioceres Semillas S.A.U (“Bioceres Semillas”) (its direct majority owned subsidiary) to Bioceres LLC in exchange for additional equity interests in Bioceres LLC.

In addition, concurrently with the consummation of the business combination on March 14, 2019, the Rizobacter Call Option (as defined below) was exercised, pursuant to which the total indirect ownership of BCS Holding in Rizobacter increased to 80.00% of all outstanding stock of Rizobacter. On October 22, 2018, Parent, RASA Holding LLC, a Delaware limited liability company and a wholly owned subsidiary of Bioceres, Inc., now a wholly-owned subsidiary of BCS Holding (“RASA Holding”), and Pedro Enrique Mac Mullen, María Marta Mac Mullen and International Property Services Corp., as sellers (collectively, the “Grantors”) entered into an amended and restated option agreement (as may be amended from time to time, the “Rizobacter Call Option Agreement”), pursuant to which the Parent, RASA Holding or any of their nominated affiliates (including BCS Holding and its subsidiaries) would have the option (the “Rizobacter Call Option”) to purchase from the Grantors all of their 11,916,000 shares of common stock (par value AR$1 each and 5 votes per share) of Rizobacter Argentina S.A., an Argentine corporation and a subsidiary of RASA Holding (“Rizobacter”), representing 29.99% of all outstanding common stock of Rizobacter. Consideration for the Rizobacter Call Option was in cash and in the form of UAC shares (the “In-Kind Consideration”). As a result of the business combination and the other transactions contemplated by the Exchange Agreement, as well as the Reorganization and exercise of the Rizobacter Call Option, Union became the holding company of BCS Holding, its subsidiaries and Bioceres Semillas. Upon the consummation of the business combination, Union changed its name to Bioceres Crop Solutions Corp.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “BIOX” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Bioceres Crop Solutions Corp., together with its subsidiaries. The ordinary shares that may be offered using this prospectus are referred to collectively as the securities.

SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference herein; it does not contain all of the information that is important to you. You should read this prospectus, including the information incorporated by reference, in its entirety. Investors should carefully consider the information set forth under the “Risk Factors” section.

Overview

We are a fully-integrated provider of crop productivity technologies designed to enable the transition of agriculture towards carbon neutrality. To achieve this, we create economic incentives for growers and other stakeholders to adopt environmentally friendly production practices. We have a unique biotech platform with high-impact, licensed patented technologies for seeds and microbial ag-inputs, as well as next generation crop nutrition and protection solutions. Along with our licensed HB4 – drought tolerant seed technology program, we also bring digital solutions to support growers’ decisions and provide end-to-end traceability for production outputs. We are a global company, as our agricultural inputs are marketed across more than 31 countries, primarily those in South America and we are well positioned with geographic exposure to the global soybean and wheat production footprint.

Our leading infrastructure, the success of our unique biotech platform, and a commanding presence in our key markets have made us a flagship agricultural solutions provider, as well as the natural partner for global conglomerates, in South America.

For additional information, see our most recent annual report for the fiscal year ended June 30, 2020 on Form 20-F, filed with the SEC on October 21, 2020 (the “Annual Report”).

Corporate Information

Our principal executive offices are located at Ocampo 210 bis, Predio CCT, Rosario, Santa Fe, Argentina, and our telephone number is +54 341 486-1100. We were incorporated as an exempted company under the laws of the Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

RISK FACTORS

Investing in the securities offered using this prospectus involves risk. Before you decide to buy our securities, you should carefully consider the risks described under the heading “Risk Factors” in our Annual Report, which is incorporated herein by reference, in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus.

If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment.

Please see “Where You Can Find More Information” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, anticipated growth strategies, anticipated trends in our industry, our potential growth opportunities, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “might,” “will,” “consider,” “estimate,” “continue,” “anticipate,” “intend,” “target,” “project,” “contemplate,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar terms or expressions. The statements we make regarding the following matters are forward-looking by their nature:

•	our ability to develop and commercialize biotechnology products and crop productivity technologies;

•	our ability to maintain our joint venture agreements with our current partners;

•	the success of the HB4 technology that we license and that remains subject to receipt of regulatory approval in jurisdictions other than Argentina;

•	our or our collaborators’ ability to develop commercial products that incorporate our licensed seed traits and complete the regulatory approval process for such products;

•	our expectations regarding the commercial value of our key products in yield and abiotic stress and biotic stress;

•	our expectations regarding regulatory approval of products developed or licensed by us, our joint ventures and third-party collaborators;

•	our ability to adapt to continuous technological change in our industry;

•	our expectations that products containing our licensed seed traits will be commercialized and we will earn royalties from the sales of such products;

•	our expectations to accelerate the Microstar ramp up, our leading brand in micro-granulated fertilizers;

•	our expectations regarding the future growth of the global agricultural, agricultural biotechnology, biological-based chemical and agro-industrial biotechnology markets;

•	our ability to develop and exploit a proprietary channel for the sale of our licensed biotechnology products;

•	our compliance with laws and regulations that impact our business and changes to such laws and regulations;

•	our ability to assemble, store, integrate and analyze significant amounts of public and proprietary data;

•	our ability to respond to health epidemics and other outbreaks, such as COVID-19, including responses by governmental bodies or regulators;

•	the impact of COVID-19 on the economy, our customers, employees and vendors as well as on our business, financial condition and results of operations;

•	our ability to maintain our licensing arrangements for the products that we commercialize; and

•	various other factors, including without limitation those described under “Risk Factors.”

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions, and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of Cayman Islands. Substantially all of our and our subsidiaries’ assets are located outside the United States. Substantially all of our directors and officers and certain advisors named in this prospectus reside in Argentina. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by our Argentine counsel, Marval O’Farrell Mairal, of the uncertainty in terms of extent and timeliness for enforceability of liabilities predicated solely upon the federal securities laws of the United States in original actions in Argentine courts as compared to actions brought in a United States or other non-Argentine court, as well as with respect to the enforceability of judgments of United States courts in Argentine courts that were obtained in actions against us or the persons described above, that were predicated upon the civil liability provisions of the federal securities laws of the United States and which will be subject to compliance with certain requirements under Argentine law mentioned below, including the condition that any such judgment does not violate Argentine public policy (orden público).

If enforcement of a judgment issued by a U.S. court is sought before federal courts or courts with jurisdiction in commercial matters of the City of Buenos Aires, such judgment will be recognized and enforced by the courts in Argentina, provided that the requirements set out in Articles 517 through 519 of the Argentine Federal Civil and Commercial Procedure Code are met. Such requirements are as follows: (1) the judgment, which must be valid and final in the jurisdiction where rendered, was issued by a competent court in accordance with the Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action, (2) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against the foreign action, (3) the authenticity of the judgment must be established in accordance with the requirements of Argentine law, (4) the judgment does not violate the principles of public policy of Argentine law, and (5) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court. Any document in a language other than Spanish (including, without limitation, the foreign judgment and other documents related thereto) requires filing with the relevant court of a duly legalized translation by a sworn public translator into the Spanish language. Any public document issued in any country other than Argentina must be duly legalized before the competent Argentine Consulate and before the Ministry of Foreign Relations of Argentina, or if such country is part of the Convention Abolishing the Requirement of Legalization for Foreign Public Documents adopted at The Hague on October 5, 1961, must bear the “Apostille” provided in such Convention.

Enforcement of foreign judgments before the provincial courts of the Province of Santa Fe would be recognized provided that the requirements of Articles 269 through 271 of the Procedure Code of the Province of Santa Fe (approved by Law No. 5,531, as amended) are met as follows: (1) the judgment must not invalidate the jurisdiction of the Argentine courts; (2) if the defendant was domiciled in Argentina, the judgment must have not been issued as a default judgment; (3) the judgment must be valid according to Argentine law and must not violate the principles of public policy (public order) in Argentina; (4) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law; (5) if the jurisdiction where the judgment was rendered includes any additional requirement to enforce judgments rendered in Argentina, the judgment must also comply with such additional requirements; and (6) judgments rendered in Argentina must be enforceable in the jurisdiction where the judgment was rendered. Petition for enforcement shall be accompanied by authenticated copy of the relevant foreign laws evidencing satisfaction of the requirements described above, as applicable, duly translated by a sworn public translator into the Spanish language. Any public document issued in any country other than Argentina must be duly legalized before the competent Argentine Consulate and before the Ministry of Foreign Relations of Argentina, or if such country is part of the Convention Abolishing the Requirement of Legalization for Foreign Public Documents adopted at The Hague on October 5, 1961, must bear the “Apostille” provided in such Convention.

The filing of claims with the Argentine judicial system is subject to the payment of a court tax to be paid by the person filing a claim. Such tax rate varies from one jurisdiction to another (the current court tax in the courts sitting in the City of Buenos Aires is levied at a rate of 3% of the amount claimed, in conformity with Article 2 of Argentine Law No. 23,898; the current court tax in the courts sitting in the Province of Santa Fe is also levied, for ordinary proceedings, at a rate of 3% of the amount claimed, in conformity with Articles 35 and 36 of Santa Fe Province Tax Law No. 3,650. Furthermore, pursuant to Argentine Law No. 26,589 (as amended), certain mediation procedures must be exhausted prior to the initiation of lawsuits in Argentina (with the exception, among others, of bankruptcy and executory proceedings, which executory proceedings include the enforcement of foreign judgments, in which case mediation procedures remain optional for the plaintiff). A similar procedure, that is optional for the party trying to enforce a judgment obtained abroad in the Province of Santa Fe, may be followed as provided by Provincial Law No. 13,151 and its regulatory Decree No. 1747/2011 of the Province of Santa Fe. Enforcement of claims in Argentina may become limited by statute of limitations or the lapse of time.

Subject to compliance with Article 517 of the Argentine Federal Civil and Commercial Procedure Code or Article 269 of the Procedure Code of the Province of Santa Fe, as described above, a judgment against us or the persons described above and obtained outside Argentina would be enforceable in Argentina without reconsideration of the merits.

Pursuant to Articles 102 through 104 of the Argentine Law No. 27,449, awards issued by foreign arbitral tribunals will be recognized and enforced by the courts in Argentina except where: (i) at the instance of either party, the court finds that (1) one of the parties to the arbitration clause was legally incapacitated; (2) the arbitral clause was not valid under the law elected by the parties or otherwise by the law of the jurisdiction where the award was granted; (3) the party against whom the award is enforced was not served notice of the appointment of the arbitrators or of the arbitration proceedings or otherwise did not have the opportunity to defend; (4) the award refers to issues not submitted to arbitration or exceeds the terms of the arbitration clause; (5) the appointment of the arbitral tribunal or the arbitration procedure did not comply with the arbitration clause or with the laws of the jurisdiction where the arbitration took place; or (6) the award is not yet enforceable or was suspended or annulled by a court of the jurisdiction where granted; or (ii) the court finds that: (1) the claim may not be submitted to arbitration under Argentine law; or (2) the recognition and enforcement of the award would violate the principles of international public policy under Argentine law.

Enforcement of claims and foreign judgments and submission to arbitration and enforcement of awards in Argentina are limited by bankruptcy, insolvency, reorganization, out of court restructuring, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights.

If insolvency proceedings are commenced in Argentina, the admission of creditors whose claims are payable outside Argentina and which do not belong to a foreign insolvency proceeding (whether because no such proceedings have been initiated or commenced or otherwise) is conditional upon submission of evidence that, reciprocally, a creditor whose claim is payable in Argentina may be allowed and paid pari passu in insolvency proceedings commenced in the country where the claim of the former is payable; provided, however, that if bankruptcy is also declared outside Argentina, any creditors who made a filing in the foreign bankruptcy proceedings will only be entitled to claim against the balance of assets remaining in Argentina, once all creditors in the bankruptcy proceedings in Argentina have been paid in full.

We have been further advised by our Argentine counsel that the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching certain assets of ours, or of any of our directors, our executive officers and/or the advisors named in this prospectus, respectively, may be limited by provisions of Argentine law.

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by our Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

CAPITALIZATION

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report of foreign private issuer on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

SELLING SHAREHOLDERS

The selling shareholders may from time to time offer and sell any or all of our securities set forth below pursuant to this prospectus. When we refer to “selling shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold any of the selling shareholders’ interests in our securities other than through a public sale.

We have registered the resale of (i) 7,469,488 ordinary shares underlying the Company’s secured convertible promissory notes due 2023 (the “Notes”) included in this prospectus, (ii) 1,420,071 ordinary shares that remain unsold from the 1,432,571 ordinary shares previously registered pursuant to the prior F-3 registration statement, and (iii) 94,287 ordinary shares that remain unsold from the 119,443 ordinary shares registered pursuant to the prior F-1 registration statement, in order to permit such selling shareholders to offer the ordinary shares for resale from time to time. This prospectus covers the resale of the ordinary shares held by the selling shareholders and the maximum number of ordinary shares issuable upon conversion of the Notes.

The 94,287 ordinary shares that remain unsold from the 119,443 ordinary shares registered pursuant to the prior F-1 registration statement were issued to minority shareholders of Bioceres Semillas S.A.U. upon the exercise of their tag-along rights under a shareholders agreement, in connection with the consummation of the business combination.

The 7,469,488 ordinary shares underlying the Notes and included in this prospectus comprise both principal and interest payable in kind, all of which could be converted into ordinary sharers at the option of the holder of the Notes. The Notes were sold in a private placement to Solel-Bioceres SPV, L.P. and Ari Freisinger. See “Description of Share Capital—Secured Convertible Promissory Notes due 2023.”

According to information derived from the registration statement on Form S-4 filed with the SEC by UAC on December 21, 2018, the 1,420,071 ordinary shares that remain unsold from the 1,432,571 ordinary shares previously registered pursuant to the prior F-3 registration statement were part of the ordinary shares issued by UAC in December 2017 to Kyle P. Bransfield, UAC’s chief executive officer, and Union Group International Holdings Limited (“UGI”), an affiliate of Juan Sartori, the Chairman of UAC’s board of directors, in connection with UAC’s organization, and Mr. Bransfield and UGI subsequently transferred a portion of such shares to certain individuals and entities, including UAC’s independent directors.

The following table sets forth, as of the date of this prospectus:

•                 the name of each selling shareholder for whom we are registering ordinary shares;

•                 the number of ordinary shares beneficially owned by the selling shareholders prior to the offering;

•                 the number of outstanding ordinary shares and the number of ordinary shares underlying Notes (including interest, which may be payable in ordinary shares); and

•                 the number of ordinary shares and the percentage of ordinary shares to be beneficially owned by each selling shareholder after the offering (assuming all of the ordinary shares are sold by such selling shareholder).

This table was prepared solely based on information supplied to us by Continental Stock Transfer & Trust Company, as transfer agent, the listed selling shareholders and any Schedules 13D or 13G filed by the selling shareholders with the SEC and assumes the sale of all of the securities offered hereby. The selling shareholders may sell all, some or none of their shares in this offering. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus. The selling shareholders identified in the table below may have sold, transferred or otherwise disposed of some or all of their shares since the date of this prospectus in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling shareholders may change from time to time and, if necessary and required, we will amend or supplement this prospectus accordingly.

		Offered Hereby		After the Offering
Shareholder	Prior to the offering Ordinary Shares Beneficially Owned	Ordinary Shares	Ordinary Shares Underlying Notes	Ordinary Shares Beneficially Owned	Beneficial Ownership Percentage
Marcos Enrique Guigou Cairús(1)	12,650	12,650	—
Agrosudeste S.A.(2)	15,668	15,668	—
Battistino, Roberto Federico(3)	1,581	1,581	—
Cooperativa Agrícola Ganadera y de Servicios Públicos Aranguren Ltda.(4)	6,325	6,325	—
El Terruño de los Cuatro S.R.L.(5)	6,325	6,325	—
Enrique M. Baya Casal S.A.(6)	8,434	8,434	—
Kiñewen S.A.(7)	7,834	7,834	—
Kugler Matías(8)	3,917	3,917	—
La Lucía S.A.(9)	15,813	15,813	—
Los Grobo Agropecuaria S.A.(10)	7,834	7,834	—
Sahores, Norberto Rinaldo(11)	1,581	1,581	—

		Offered Hereby		After the Offering
Shareholder	Prior to the offering Ordinary Shares Beneficially Owned	Ordinary Shares	Ordinary Shares Underlying Notes	Ordinary Shares Beneficially Owned	Beneficial Ownership Percentage
Spelanzón Pablo(12)	6,325	6,325	—
Union Group International Holdings(13)	1,467,216	1,107,216	—
Union Acquisition Associates, LLC(14)	264,249	121,449	—
James Manley(15)	45,673	45,673	—
William B. Buchanan, Jr. (16)	4,910	4,910	—
Patrick A. Sturgeon(17)	9,617	1,803	—
Joseph LaSala(18)	1,921	721	—
Michael D. Fontaine(19)	960	360	—
Graham Powis(20)	776	776	—
Harris Lydon(21)	13,079	4,910	—
Ladenburg Thalmann & Co Inc.(22)	18,389	18,389	—
PENSCO Trust Company(23)	75,000	75,000	—
Gerald W. Haddock(24)	12,500	12,500	—
Daniel W. Fink(25)	12,500	12,500	—
Kyle P. Bransfield(26)	8,954	8,954	—
Scott Katzmann(27)	4,910	4,910
Solel-Bioceres SPV, L.P.(28)	—	—	7,425,549
Ari Freisinger(29)	—	—	43,939

Notes:—

* Less than 1%.

(1)	The business address of this person is Asencio 1400, Dolores Soriano, Uruguay.
(2)	The business address of this entity is Ruta 9 y Rosario de Santa Fe, Marcos Juárez, Córdoba.
(3)	The business address of this person is Rivadavia 555, Piedritas, Buenos Aires.
(4)	The business address of this entity is Pte Ilia y Moreno, Villa Aranguren, Entre Ríos.
(5)	The business address of this entity is Calle 22 N° 63, Ameghino, Buenos Aires.
(6)	The business address of this entity is 25 de mayo 347, 5th floor, CABA.
(7)	The controlling shareholder of this entity is Aimar Dimo, a member of the board of directors of Bioceres S.A., our Parent. The business address of this entity is Ruta Nacional 33, Km 546, Santa Fe.
(8)	Mr. Matías Kugler is alternate director of Bioceres S.A., our Parent. The business address of this person is Los Platanos 1935, Venado Tuerto, Santa Fe.
(9)	The business address of this entity is 25 de mayo 515, Monte Buey, Córdoba.
(10)	The business address of this entity is RN 5 km 309, Carlos Casares, Provincia de Buenos Aires.
(11)	The business address of this person is Salta 676, Piedritas, Buenos Aires.
(12)	The business address of this person is Belgrano 1707, Bragado, Buenos Aires.
(13)	The business address of this entity is 400 Madison Ave., Suite 11A, New York, NY 10017.
(14)	Represents ordinary shares held by Union Acquisition Associates, LLC, an entity controlled by Mr. Bransfield, one of the Company’s directors. The business address of this entity is 400 Madison Ave., Suite 11A, New York, NY 10017.
(15)	The business address of this person is 400 Madison Ave., New York, NY, 10017-1909.
(16)	The business address of this person is 8 Smith Ridge LN, New Canaan, CT 06840-3217.
(17)	The business address of this person is 34 Debrosses St., Apt 420, New York, NY 10013-0528.
(18)	The business address of this person is 47 Clinton St, Apt 4, New York, NY 10002-2445.
(19)	The business address of this person is 916 Superba Ave, Venice, CA, 90291..
(20)	The business address of this person is 10 Francine Dr., Greenwich, CT 06830-4703.
(21)	The business address of this person is 17 White St., Apt. 2B, New York, NY 10013-2485.
(22)	The business address of this entity is 277 Park Ave Fl 26, New York, NY 10172-0003.
(23)	The business address of this entity is 400 Madison Avenue, RM 11A, New York, New York 10017-1948.
(24)	The business address of this person is 400 Madison Avenue, RM 11A, New York, New York 10017-1948.
(25)	The business address of this person is 400 Madison Avenue, RM 11A, New York, New York 10017-1948.
(26)	The business address of this person is 400 Madison Avenue, RM 11A, New York, New York 10017-1948.
(27)	The business address of this person is 53 Westgate Blvd, Plandome, NY, 11030-1452.
(28)	The business address of this person is 699 Boylston Street, 15th Floor, Boston, MA 02116.
(29)	The business address of this person is 2001 McAllister Street, Apartment 104, San Francisco, CA 94118.

Other than as described in this prospectus or in documents incorporated by reference herein, the selling shareholders have not within the past three years had any position, office, or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities. None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

USE OF PROCEEDS

We will not receive any proceeds from the sale of ordinary shares to be offered by any of the selling shareholders pursuant to this prospectus and the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association ("Articles"), the Companies Law (2020 Revision) of the Cayman Islands (the "Companies Law") and the common law of the Cayman Islands. The following description summarizes certain terms of our shares as set out more particularly in our Articles. Because it is only a summary, it may not contain all the information that is important to you.

Share Capital

As of the date of this prospectus, we had (i) 100,000,000 ordinary shares ($ 0.0001 par value) authorized, (ii) 38,496,145 ordinary shares issued and outstanding, (iii) 1,000,000 preference shares ($0.0001 par value) authorized, (iv) no preference shares issued and outstanding, (v) $42.5 million principal amount of Notes, (vi) 1,200,000 stock options granted under share option agreements, and (vii) 147,784 ordinary shares granted under our equity compensation plans. Holders of the ordinary shares are entitled to one vote for each ordinary share.

Objects

Our Articles state that the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Directors

Our Articles do not restrict a director’s power to vote in respect of any contract or transaction in which he is interested (provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon), vote on compensation to themselves or any other members of their body in the absence of an independent quorum or exercise borrowing powers. There is no mandatory retirement age for our directors and our directors are not required to own securities of the Company in order to serve as directors.

Ordinary Shares

Holders of ordinary shares are entitled to receive ratable dividends when and if declared by our board of directors out of funds legally available therefor, subject to any rights of any outstanding series of preference shares.

Upon our winding up, liquidation and dissolution and after payment in full of all amounts required to be paid to creditors and to the holders of preference shares having liquidation preferences, if any, holders of ordinary shares will be entitled to receive pro rata our remaining assets available for distribution.

The rights, powers and privileges of holders of our ordinary shares are subject to those of holders of any shares of our preference shares or any other series or class of shares we may authorize and issue in the future.

Our ordinary shares are not subject to any sinking fund. All of our issued shares are fully paid up and none of our shareholders are liable for further capital calls. There are no provisions in the Articles that discriminate against any existing or prospective holder of our ordinary shares as a result of such shareholder owning a substantial number of shares.

Preference Shares

Our Articles authorize 1,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares outstanding at the date hereof. Although we do not currently intend to issue any shares of preference shares, we cannot assure you that we will not do so in the future. No preference shares are being issued or registered in this offering.

Voting, Appointment of Directors

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preference shares, the holders of BIOX ordinary shares will possess all voting power for the appointment of our directors and all other matters requiring shareholder action and will at all times vote together as one class on all matters submitted to a vote of the shareholders of BIOX. Holders of BIOX ordinary shares will be entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote generally, including the appointment or removal of directors. Holders of BIOX ordinary shares will not have cumulative voting rights in the appointment of directors.

Preemptive or Other Rights

There will be no sinking fund or redemption provisions applicable to BIOX shares.

Appointment of Directors

Our board consists of seven directors. Each of our directors will have a term that expires at BIOX’s annual general meeting in 2021, or until their respective successors are duly appointed and qualified, or until their earlier resignation, removal or death. There will be no cumulative voting with respect to the appointment of directors, with the result that directors will be appointed by a majority of the votes cast at an annual general meeting of BIOX.

General Meetings

At least five clear days’ notice are required to be given of any general meeting, which notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting. No business will be transacted at any general meeting unless a quorum is present. The holders of a majority of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a shareholders’ request, will be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present will be a quorum.

Annual General Meetings

Any annual general meeting will be held at such time and place as the directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in October of each year at ten o’clock in the morning. At these meetings the report of the directors (if any) shall be presented.

Shareholders seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Extraordinary General Meetings

All general meetings other than annual general meetings are extraordinary general meetings. Shareholders holding not less than 10% in par value of the issued ordinary shares with voting rights can request, and the directors shall convene, extraordinary general meetings. Such shareholders’ request must state the objects of the meeting and must be signed by the requesting shareholders and deposited at the Registered Office.

If there are no directors as at the date of the deposit of the shareholders’ request or if the directors do not within twenty-one days from the date of such request duly proceed to convene a general meeting to be held within a further twenty-one days, the requesting shareholders, or any of them representing more than 50% of the total voting rights of all of the requesting shareholders, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

Our Articles do not contain any provisions that would have an effect of delaying, deferring or preventing a change in control of our Company. Our Articles provide that the Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Companies Law) upon such terms as our directors may determine and (to the extent required by the Companies Law) with the approval of a Special Resolution.

Our Articles do not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed.

Our Articles are not significantly different from the requirements of the Companies Law and the conditions imposed by our Articles governing changes in capital are not more stringent than what is required by the Companies Law.

Secured Convertible Promissory Notes due 2023

On March 6, 2020, we issued $42.5 million Notes in a private placement. The Notes will mature on March 6, 2023 unless earlier converted or repurchased. The conversion price of the Notes is $8.00 per share (the “Strike Price”). The Notes are convertible into cash, ordinary shares or a combination of cash and shares at the holders’ option upon maturity or the occurrence of a change of control. At any time prior to maturity, we may elect to convert the Notes into ordinary shares through a mandatory conversion, provided that our free float exceeds $100 million and the share price has traded above the Strike Price for 10 consecutive days.

The Notes are guaranteed by cash flows from Rizobacter’s Brazilian subsidiary and secured by a pledge on Rizobacter’s Argentine subsidiary shares, among others. The Notes accrue interest payable semi-annually beginning on June 15, 2020 at a rate of 11.5% per year payable in cash or in kind at our option. Payments in kind will be capitalized by adding such interest to the outstanding principal amount of the Notes on each corresponding interest payment date. A make-whole premium equal to 18.26% of the outstanding principal amount (less interest previously paid in cash or in kind) will be accrued to the extent holders have not received 18 months of interest payments and we have elected to execute a mandatory conversion. Holders have registration rights with respect to the underlying shares subject to conversion.

Equity Compensation Plans

Bonus in Cash

It is an annual cash incentive awarded up to an amount that is five times the individual’s monthly salary, which can be increased by $30,000 in value if the recipient decides to receive the base bonus in ordinary shares, the number of which is determined based on the VWAP (as defined below), to each of the Chief Operating Officer, Sales Director and Marketing Director and Managing Director of Rizobacter Argentina S.A. The bonus is granted upon the meeting by the Company of certain financial and operational objectives. Each year the Board of Directors defines the objectives upon approval of the annual budget.

Bonus in Kind

It is an annual in-kind incentive awarded in ordinary shares up to an equivalent of $315,000, $165,000 and $100,000 to the Chief Executive Officer, Chief Financial Officer and Chief Technology Officer, respectively, to tie a portion of their compensation to financial and operational objectives. Each year the Board of Directors defines the objectives upon approval of the annual budget.

Exercise in Ordinary Shares

The number of ordinary shares that can be awarded under each plan mentioned above is determined by using a 20-day volume weighted average price (“VWAP”) of the Company’s ordinary shares, starting with the day on which the relevant financial and operational objectives are met by the Company and the bonus is granted.

Vesting

50% of bonus vests immediately on the grant date (i.e., the day immediately following the approval of the fiscal year’s financial statements by the shareholders at the annual general meeting) if the financial and operational objectives are achieved as of such date, and the remaining 50% vests in the subsequent 12-months, upon meeting of the financial and operational objectives.

Principal Differences between Cayman Islands and U.S. Corporate Law

The Companies Law was modeled originally after similar laws in England and Wales but does not follow subsequent statutory enactments in England and Wales. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to BIOX and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies.

For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company; and (b) such other authorization, if any, as may be specified in such constituent company’s Articles of Association. The plan must be approved by the directors of each constituent company and filed with the Registrar of Companies together with a declaration as to: (1) the solvency of the consolidated or surviving company, (2) the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies; (3) no petition or other similar proceeding has been filed and remains outstanding and no order or resolution to wind up the company in any jurisdiction, (4) no receiver, trustee, administrator or similar person has been appointed in any jurisdiction and is acting in respect of the constituent company, its affairs or property, (5) no scheme, order, compromise or similar arrangement has been entered into or made in any jurisdiction with creditors; (6) a list of the assets and liabilities of each constituent company; (7) the non-surviving constituent company has retired from any fiduciary office held or will do so; (8) that the constituent company has complied with any requirements under the regulatory laws, where relevant; and (9) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette.

Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, may be determined by the Cayman Islands’ court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	BIOX is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of 90.0% in value of the shares affected within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which might otherwise ordinarily be available to dissenting shareholders of U.S. corporations and allow such dissenting shareholders to receive payment in cash for the judicially determined value of their shares.

Shareholders’ Suits

Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar. However, a class action suit could nonetheless be brought in a U.S. court pursuant to an alleged violation of U.S. securities laws and regulations.

In principle, BIOX itself would normally be the proper plaintiff and as a general rule, whilst a derivative action may be initiated by a minority shareholder on behalf of BIOX in a Cayman Islands court, such shareholder will not be able to continue those proceedings without the permission of a Grand Court judge, who will only allow the action to continue if the shareholder can demonstrate that BIOX has a good case against the defendant, and that it is proper for the shareholder to continue the action rather than the Company’s board of directors. Examples of circumstances in which derivative actions would be permitted to continue are where:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Corporate Governance

Cayman Islands law restricts transactions between a company and its directors unless there are provisions in the Articles of Association which provide a mechanism to alleviate possible conflicts of interest. Additionally, Cayman Islands law imposes on directors’ duties of care and skill and fiduciary duties to the companies which they serve. Under our Articles, a director is at liberty to vote in respect of any contract or transaction in which he is interested, provided that the nature of the interest of any director in any such contract or transaction is disclosed by him at or prior to its consideration and any vote thereon. The interested director shall be counted in the quorum at such meeting and the resolution may be passed by a majority of the directors present at the meeting.

We are a “controlled company” under the NYSE rules. Controlled companies under the NYSE rules are companies of which more than 50% of the voting power for the appointment of directors is held by an individual, a group or another company. The Parent controls more than 50% of the voting power of Bioceres Crop Solutions’ shares and, as a result, under the NYSE’s current listing standards, Bioceres Crop Solutions qualifies for and intends to rely on the controlled company exception under the corporate governance rules of the NYSE. As a controlled company, Bioceres Crop Solutions is not required to have (1) a majority of “independent directors” on its board of directors or (2) a compensation committee and a nominating and governance committee, although we have established a compensation committee, the majority of which consists of independent directors.

Borrowing Powers

BIOX’s directors may exercise all the powers of BIOX to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of BIOX or of any third party. Such powers may be varied by a special resolution under Cayman Islands law, which requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Companies Law does not limit the extent to which a company’s Articles of Association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles provide that we shall indemnify and hold harmless our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal or other proceedings concerning BIOX or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to BIOX’s directors, officers or persons controlling the Company under the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)         duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)       directors should not improperly fetter the exercise of future discretion;

(iv)       duty to exercise powers fairly as between different sections of shareholders;

(v)        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)       duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

A general notice may be given to the board of directors to the effect that (1) the director is a member, director or officer of, or otherwise affiliated with, a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with that company or firm; or (2) he or she is to be regarded as interested in any contract or arrangement which may after the date of the notice to the board of directors be made with a specified person who is connected with him or her, will be deemed sufficient declaration of interest. This notice shall specify the nature of the interest in question. Following the disclosure being made pursuant to our Articles and subject to any separate requirement under applicable law or the listing rules of the NYSE, and unless disqualified by the chairman of the relevant meeting, a director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.

In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual general meeting, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual general meeting, but Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s Articles of Association. Our Articles provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for appointments of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to appointing such director. As permitted under Cayman Islands law, our Articles do not provide for cumulative voting. As a result, the shareholders of BIOX are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

The office of a director shall be vacated automatically if, among other things, he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes an arrangement or composition with his creditors, (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director (4) resigns his office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his/her office be vacated.

Transaction with Interested Shareholders

The Delaware General Corporation Law provides that, unless the corporation has specifically elected not to be governed by this statute, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that this person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, BIOX cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors owe duties to ensure that these transactions are entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors, it may be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company resolves by ordinary resolution that it be wound up because it is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Law, BIOX may be wound up, liquidated and dissolved by a special resolution under Cayman Islands law, which requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company. Our Articles also give its board of directors authority to petition the Cayman Islands Court to wind up BIOX.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. Under our Articles, if the share capital is divided into more than one class of shares, the rights attached to any class may only be varied with the written consent of the holders of two-thirds of the shares of that class or the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Also, except with respect to share capital (as described above), alterations to our Articles may only be made by special resolution under Cayman Islands law, which requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

Under Cayman Islands law, our Articles generally (and save for certain amendments to share capital described in this section) may only be amended by special resolution under Cayman Islands law, which requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on BIOX’s shares. In addition, there are no provisions in the Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

TAXATION

Tax considerations relating to the ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

PLAN OF DISTRIBUTION

Any selling shareholders may sell the securities offered by this prospectus:

•	through or to underwriters;

•	through or to dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of these methods.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriters, dealers or agents;

•	their compensation;

•	the purchase price of the securities;

•	the public offering price of the securities;

•	any discounts or concessions allowed or reallowed; and

•	confirm any exchange on which the securities will be listed, if any.

Underwriters

If any selling shareholders use underwriters in the sale, the selling shareholders will enter into an underwriting agreement, and a prospectus supplement will set forth the names of the underwriters and the terms of the transaction. The underwriters will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise stated in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any selling shareholders may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities covered by this prospectus including securities pledged by any selling shareholders or borrowed from us, any selling shareholders or others to settle those sales or to close out any related open borrowing of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment). Any selling shareholders may also sell ordinary shares short using this prospectus and deliver ordinary shares covered by this prospectus to close out such short positions, or loan or pledge ordinary shares to financial institutions that in turn may sell the ordinary shares using this prospectus. Any selling shareholders may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if the selling shareholders default in the performance of its obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

If the prospectus supplement so indicates, any selling shareholders may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from the selling shareholders at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Certain persons participating in certain offerings may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may over-allot in connection with the offering, and may bid for, and purchase, the securities in the open market.

Dealers

If any selling shareholders use dealers in the sale, unless otherwise indicated in the prospectus supplement, the selling shareholders will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We or any selling shareholders may sell securities directly or through agents that we or the selling shareholders designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we or the selling shareholders will pay to that agent. Unless indicated otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

Unless otherwise indicated in the prospectus supplement, any selling shareholders will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as any selling shareholders may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we or any selling shareholders have entered into or may enter into with underwriters, dealers or agents may entitle them to indemnification by us against certain civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Cayman Data Protection Privacy Notice

We have certain duties under the Data Protection Law, 2017 of the Cayman Islands (the “DPL”) based on internationally accepted principles of data privacy.

Introduction

This privacy notice puts our shareholders on notice that through your investment in the company you will provide us with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”).

In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the Company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use Your Personal Data

We, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

where this is necessary for the performance of our rights and obligations under any purchase agreements;

where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances, we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPL.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

What rights do individuals have in respect of personal data?

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at www.biocerescrops.com or +54 (341) 486-1122.

LEGAL MATTERS

We are being represented by Linklaters LLP with respect to certain legal matters of United States federal securities and New York State law. Certain legal matters of United States federal securities and New York State law in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of ordinary shares offered in any offering made pursuant to this prospectus and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder and for any underwriters by a law firm named in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2020 have been so incorporated in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers.

Documents that we file with the SEC are also available on the website maintained by the SEC (www.sec.gov) as well as our website in the Investor Relations section at https://investors.biocerescrops.com/home/default.aspx. Our ordinary shares are listed on the NYSE under the ticker BIOX. You can consult reports and other information about BIOX that it filed pursuant to the rules and regulations of the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring to documents. The information that we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until we complete the offerings using this prospectus:

•	the Annual Report;

•	our report on Form 6-K furnished to the SEC on October 28, 2020, relating to the Annual Shareholders’ Meeting; and

•	with respect to each offering of securities under this prospectus, all our future reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC or furnish to the SEC, respectively, on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Information that we file with the SEC will automatically update and supersede the information included in this prospectus or previously incorporated by reference into this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Bioceres Crop Solutions Corp.
Ocampo 210 bis
Predio CCT, Rosario, Santa Fe, Argentina
Tel: +54 (341) 486-1122

You should rely only on the information that we incorporate by reference or provide in this prospectus or the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.    Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

The registrant’s Articles provide that each director or officer of the registrant shall be indemnified out of the assets of the registrant against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. No such person shall be liable to the registrant for any loss or damage incurred by the registrant as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such person. No person shall be found to have committed actual fraud or willful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

Also, the registrant currently maintains director’s and officer’s liability insurance covering its directors and officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such. The registrant entered into indemnification agreements with each of its directors and executive officers. These agreements generally provide that the relevant director or officer will be indemnified by the registrant to the fullest extent permitted by law against liability and against all expenses reasonably.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification by the underwriters of the registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that these liabilities are caused by information relating to the underwriters that was furnished to us by the underwriters in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.    Exhibits and Financial Statement Schedules

(a)The following exhibits are filed as part of this Registration Statement:

Exhibit No.		Document
1.1	*	Form of Underwriting Agreement relating to ordinary shares
4.1	**	Amended and Restated Memorandum and Articles of Association of Bioceres Crop Solutions Corp. (Incorporated by reference to Exhibit 3.1 to Amendment No.1 to BIOX’s registration statement on Form F-1 (File No. 333-231883), filed with the SEC on July 12, 2019)
4.2	**	Certificate of Name Change (Incorporated by reference to Exhibit 1.2 to BIOX’s Shell Company Report on Form 20-F (File No. 001-38836), filed with the SEC on March 14, 2019)
4.3	**	Share Exchange Agreement, dated as of November 8, 2018, by and among Union Acquisition Corp., Joseph J. Schena, in his capacity as the Pre-Closing Union Representative, and Bioceres, Inc. (Incorporated by reference to Exhibit 2.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on November 8, 2018)
4.4	**	Amendment to the Share Exchange Agreement, dated as of December 19, 2018 (Incorporated by reference to Exhibit 10.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on December 20, 2018)

4.5	**	Rizobacter Call Option Agreement, dated as of October 22, 2018 (Incorporated by reference to Exhibit 10.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on November 13, 2018)
4.6	**	Share Transfer Agreement (Incorporated by reference to Exhibit 10.2 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on March 14, 2019)
4.7	**	Rizobacter Shareholders’ Agreement, dated March 5, 2019, among Bioceres LLC, Pedro Enrique Mac Mullen, María Marta Mac Mullen and International Property Services Corp. (Incorporated by reference to Exhibit 2.4 to BIOX’s Annual Report on Form 20-F (File No. 001-38836), filed with the SEC on October 24, 2019)
4.8	**	Shareholders’ Agreement, dated as of March 14, 2019, by and among Bioceres Crop Solutions Corp., Bioceres LLC and the shareholders named therein

4.9	**	Amended and Restated Registration Rights Agreement, dated as of March 14, 2019, by and among Bioceres Crop Solutions Corp. and the Investors named therein (Incorporated by reference to Exhibit 4.5 to BIOX’s Shell Company Report on Form 20-F (File No. 001-38836), filed with the SEC on March 14, 2019)

4.10	**	Note Purchase Agreement, dated as of March 6, 2020, by and among Bioceres Crop Solutions Corp., as borrower, the purchasers party thereto and Solel Partners LP, as collateral agent (Incorporated by reference to Exhibit 99.2 to BIOX’s Current Report on Form 6-K (File No. 001-38836), filed with the SEC on March 9, 2020)
4.11	**	Registration Rights Agreement, dated as of March 6, 2020 (as amended, restated supplemented or otherwise modified from time to time in accordance with the terms hereof) by and among Bioceres Crop Solutions Corp. and each purchaser named therein
5.1		Opinion of Maples and Calder, Cayman Islands counsel to the registrant, as to the validity of the ordinary shares
23.1		Consent of Price Waterhouse & Co. S.R.L.
23.2		Consent of Maples and Calder (included in Exhibit 5.1)
24.1	**	Powers of Attorney

*To be filed, if necessary, by amendment or as an exhibit to a document to be incorporated by reference into this registration statement.
**Previously filed.

Item 10.    Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15 of the Exchange Act.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosario, Argentina, on this 30th day of October, 2020.

Bioceres Crop Solutions Corp.

By	/s/ Gloria Montaron Estrada
Name: Gloria Montaron Estrada
Title: Executive Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

*
Federico Trucco	Chief Executive Officer and Executive Director	October 30, 2020

*
Enrique Lopez Lecube	Chief Financial Officer and Executive Director	October 30, 2020

/s/ Gloria Montaron Estrada
Gloria Montaron Estrada	Executive Director	October 30, 2020

*
Carlos Camargo de Colón	Non-Executive Director	October 30, 2020

*
Natalia Zang	Non-Executive Director	October 30, 2020

*
Ari Freisinger	Non-Executive Director	October 30, 2020

*
Kyle P. Bransfield	Non-Executive Director	October 30, 2020

*
Ricardo Yapur	Managing Director of Rizobacter Argentina S.A.	October 30, 2020

*
Gerónimo Watson	Chief Technology Officer	October 30, 2020

*
Jorge Wagner	Chief Operating Officer	October 30, 2020

*By
/s/ Gloria Montaron Estrada
Name: Gloria Montaron Estrada
Title: Attroney-in-fact

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries	Authorized Representative in the United States	October 30, 2020
Title:	Senior Vice-President on behalf of Cogency Global Inc.